Exhibit 99.3

To		Date	October 18, 2018

From	Curtis Reusser	Subject	Severance Plan for Corporate Staff Employees
cc	Executive Team

In view of the proposed sale of Esterline to TransDigm, I want to provide you with a summary of the benefits under Esterline’s Severance Plan for Corporate Staff Employees (the “Plan”). The Plan’s purpose is to retain corporate staff employees during uncertain times by giving them assurance of income security. The Plan formula is what is known as a “double-trigger” design, meaning benefits are only payable if: (1) there is a change in control of Esterline (which would occur upon the closing of the sale of Esterline to TransDigm); and (2) you experience a qualifying termination of employment (as described below) at any time within 24 months from the date of closing of the change in control transaction. If both of these events occur, you may become entitled to the following benefits under the Plan:

•	One month of base salary for every full year of employment, with a minimum of three months’ salary and a maximum of twelve months’ salary;

•	One year of annual incentive compensation at the target level that is in place at the time of termination,

•

For U.S.-based employees only, funds to cover health benefit continuation (COBRA) costs for the period described in the first bullet above, which funds will also be grossed-up to offset applicable taxes.

For purposes of the Plan, a qualifying termination of employment will occur if you voluntarily terminate your employment for “Good Reason” or your employment is terminated by Esterline (or its successor) without “Cause” (other than due to death or “Disability”). These terms in quotes are defined in the Plan document, which you can access at the link at the end of this memo.

Some corporate staff employees also have severance benefits under an individual employment contract, collective agreement, and/or local law. In this circumstance, the Plan provides a minimum guaranteed benefit and will coordinate with any severance or other similar benefits to which you might be entitled from other sources. Thus, if you experienced an involuntary termination of employment at any time within 24 months following a change in control transaction, you would receive all the benefits owed to you under any individual contract or local law, and if the total value of such benefits is less than the value of the benefits under the Plan, Esterline would pay you the balance.

Because this is only a summary, it does not contain all the information that may be important to you. To the extent any provision of this summary is inconsistent with the terms of the Plan, the Plan will prevail. You may access the Summary Plan Document for the Plan by following this link: SPD_Severance - Corporate Staff Employees. Don’t hesitate to direct any questions you may have to Paul Benson or me.

Info Memo – Severance Plan for Corporate Staff Employees

October 2018

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving TransDigm and Esterline. In connection with the proposed transaction, Esterline intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Esterline will mail the definitive proxy statement and a proxy card to each stockholder of Esterline entitled to vote at the stockholder meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document that Esterline may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF ESTERLINE ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT ESTERLINE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ESTERLINE AND THE PROPOSED TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by Esterline with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at Esterline’s website (http://www.esterline.com/) or by contacting Esterline’s Investor Relations at 500 108th Avenue NE, Suite 1500, Bellevue, Washington 98004, or by calling (425) 453-9400.

Participants in the Solicitation

The Company, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed merger, and any interest they have in the proposed merger will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in the Company’s proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on December 27, 2017, and its Annual Report on Form 10-K for the fiscal year ended September 29, 2017, which was filed with the SEC on November 21, 2017, and the Amendment No. 1 on Form 10-K/A, which was filed with the SEC on March 30, 2018. These documents may be obtained for free at the SEC’s website at www.sec.gov, and via the Company’s Investor Relations section of its website at www.esterline.com.